July 12, 2007

Bear Stearns Asset Backed Securities I LLC

383 Madison Avenue

New York, New York 10179

Re:	Newcastle Mortgage Securities Trust 2007-1, Asset Backed Notes, Series 2007-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3, filed by Bear Stearns Asset Backed Securities I LLC, a Delaware limited liability company (the “Registrant”), with the Securities and Exchange Commission on March 31, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of Newcastle Mortgage Securities Trust 2007-1, Asset-Backed Notes, Series 2007-1 (the “Notes”). The Notes are issuable in series (each, a “Series”). The Notes of each Series will be issued pursuant to documentation more particularly described in the prospectus dated June 26, 2007 and the prospectus supplement dated July 11, 2007 relating to such Series (the “Issuing Documentation”). The Notes of each Series are to be sold as set forth in the Registration Statement, any amendment thereto, and the prospectus and prospectus supplement relating to such Series.

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the necessary entity authorization, execution, authentication, payment and delivery of and under all documents, and the necessary entity power and authority with respect thereto.

Based on such examination and the other assumptions set forth herein, we are of the opinion that the Notes will be legally issued, fully paid and non-assessable, and the Notes will be binding obligations of Newcastle Mortgage Securities 2007-1, the issuing entity,, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights

Bear Stearns Asset Backed Securities I LLC

July 12, 2007

of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law. We express no opinion with respect to any series of Notes for which we do not act as counsel to you.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement and the prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP